Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-148617
LOCAL.COM CORPORATION
One Technology Drive, Building G
Irvine, CA 92618
(949)-784-0800
Prospectus Supplement No. 1 Dated April 23, 2010
To Final Prospectus Dated March 31, 2008
We are supplementing the final prospectus of Local.com Corporation dated March 31, 2008, relating to the resale by certain selling stockholders of up to 1,103,959 shares of our common stock (the “Prospectus”), to provide the following updated information:
SELLING STOCKHOLDERS
The “Selling Security Holders” section contained in the Prospectus is supplemented to revise information concerning the selling stockholders in the table below. Specifically, on November 25, 2008, certain SRB Greenway funds transferred certain warrants to other certain SRB Greenway funds and, on September 2, 2009, certain SRB Greenway funds sold certain warrants to Iroquois Master Fund Ltd. The following table sets forth information, as of February 28, 2010, with respect to the selling stockholders listed below and the common stock owned by such stockholders that may be offered pursuant to this prospectus. As of February 28, 2010, the number of shares of Local.com Corporation’s common stock outstanding was 14,620,482.

		Shares Offered
	Number of	Pursuant to this	Shares Offered
	Shares	Prospectus	Pursuant to this
	Beneficially	from	Prospectus from	Shares Beneficially Owned
	Owned Prior	Conversion of	Exercise of	After Offering is Complete
Name of selling security holder	to Offering	Notes	Warrants	Number		Percentage
SRB Greenway Opportunity, L.P. (1)	35,354 (3)	—	17,677	17,677	(5)	*
SRB Greenway Opportunity (QP), L.P. (1)	246,664 (4)	—	123,332	123,332	(5)	*
Iroquois Master Fund Ltd.(2)	115,992	—	57,996	57,996	(5)	*

*	- Less than 1%

(1)	BC Advisors, LLC (“BCA”) is the general partner of SRB Management, L.P. (“SRB Management”). SRB Management is the general partner of SRB Greenway Opportunity, L.P. (“SRB Opportunity”) and SRB Greenway Opportunity (QP), L.P. (“SRBOQP”). Steven R. Becker is the sole principal of BCA. Through his control of BCA, Mr. Becker possesses sole voting and investment control over the portfolio securities of each of SRB Opportunity and SRBOQP.

(2)	Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF, they may be deemed to have voting control and investment discretion over securities held by IMF. As a result of the foregoing, each of Iroquois Capital, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF.

(3)	Includes 35,354 shares issuable upon the exercise of warrants that are currently exercisable.

(4)	Includes 246,664 shares issuable upon the exercise of warrants that are currently exercisable.

(5)	These shares have been separately registered on Registrant’s Form S-3 filed on April 4, 2007, as amended by Amendment No. 1 to Form S-3 filed on July 2, 2007 and Amendment No. 2 to Form S-3 filed on July 6, 2007, and may be resold in accordance with the Plan of Distribution.
You should read this Prospectus Supplement No. 1 in conjunction with the Prospectus which is required to be delivered with all supplements thereto. This Prospectus No. 1 is qualified by reference to the Prospectus, except to the extent the information in this Prospectus Supplement updates or supersedes the information contained in the Prospectus. This Prospectus Supplement No. 1 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus with respect to the securities described herein, including any amendments or supplements thereto.
The purchase of the securities offered through the Prospectus, including all supplements thereto, involves a high degree of risk. See section entitled “Risk Factors” beginning on page 3 of the Prospectus, as well as those on page 8 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on March 16, 2010.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or passed upon the adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is April 23, 2010.